Exhibit 99.1

ContraVir Pharmaceuticals Appoints John Cavan as Chief Financial Officer

EDISON, N.J., March 31, 2016 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today the appointment of John Cavan as Chief Financial Officer.  Mr. Cavan had served as the Company’s interim CFO since January 2016.

As Chief Financial Officer, Mr. Cavan will assume responsibility for ContraVir’s financial and capital markets activities, enhancing the Company’s senior management team as ContraVir seeks to capitalize on multiple strategic growth opportunities. Mr. Cavan will report to James Sapirstein, Chief Executive Officer.

James Sapirstein, Chief Executive Officer of ContraVir, commented, “John is an accomplished executive with significant financial and operational expertise within the biotechnology industry, and we are pleased to have him assume this key executive role. We expect John will continue building upon the value he’s brought to ContraVir, taking a lead role in supporting our growth trajectory as we seek to maximize the value of our pipeline and enhance our position within the antiviral industry.”

Mr. Cavan added, “ContraVir Pharmaceuticals has progressed significantly since its inception just over two years ago. I’m happy to join ContraVir’s strong executive team during this exciting time when both of its compounds are undergoing clinical trials and the company is poised for substantial growth.”

John Cavan brings more than 20 years of financial management experience in both public and private companies. Prior to joining ContraVir as interim CFO, Mr. Cavan was a consultant with The Pine Hill Group where he was instrumental in completing several financial transactions, including initial public offerings, business combinations and strategic transactions. Prior to his role with the Pine Hill Group, he served as Chief Accounting Officer at Stemline Therapeutics, Inc. Preceding his role at Stemline, Mr. Cavan was Vice President and Chief Accounting Officer at Aegerion Pharmaceuticals, Inc. where he was instrumental in the company’s initial public offering, through which Aegerion achieved a $2 billion market capitalization. He has also held financial positions within the healthcare industry at AlgoRx Pharmaceuticals, Inc. and Alpharma. Mr. Cavan served in a variety of financial and operational positions early in his career during tenures with large multinational public companies, including Sony, American Express, International Specialty Products (an Ashland Company) and Nestlé U.S.A.  Mr. Cavan currently serves on the Board of Directors of Vantage Health Systems. He holds a B.B.A in Accountancy from Iona College and an M.B.A. in Finance from Seton Hall University.

About ContraVir Pharmaceuticals
ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir’s anti-Hepatitis B program is focused on CMX157, a highly potent analog of the successful antiviral drug tenofovir for the Hepatitis B virus. CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

Forward Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.
Josh Drumm (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686